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                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            INTERNATIONAL SPECIALTY
                                 PRODUCTS INC.

                                      AND

                            INTERNATIONAL SPECIALTY
                            PRODUCTS HOLDINGS INC.



                               November 8, 2002

                               TABLE OF CONTENTS

                                                                         Page


                                   ARTICLE I
                                  THE MERGER

SECTION 1.01    The Merger.................................................2
SECTION 1.02    Effective Time; Closing....................................2
SECTION 1.03    Effect of the Merger.......................................2
SECTION 1.04    Certificate of Incorporation; Bylaws.......................2
SECTION 1.05    Directors and Officers.....................................3

                                  ARTICLE II
                           CONVERSION OF SECURITIES;
                      EXCHANGE OF CERTIFICATES; DEPOSIT;
                             DISCLOSURE SCHEDULES

SECTION 2.01    Effect on Capital Stock....................................3
SECTION 2.02    Payment Procedures.........................................4
SECTION 2.03    Company Stock Options; Company Restricted Stock Plans......5
SECTION 2.04    Shares of Dissenting Stockholders..........................6
SECTION 2.05    Adjustment of Merger Consideration.........................6

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01    Organization...............................................7
SECTION 3.02    Capitalization.............................................7
SECTION 3.03    Subsidiaries...............................................7
SECTION 3.04    Authority Relative to This Agreement.......................7
SECTION 3.05    Consents and Approvals; No Violation.......................8
SECTION 3.06    Proxy Statement; Transaction Statement.....................8
SECTION 3.07    SEC Documents..............................................9
SECTION 3.08    Compliance with Laws.......................................9
SECTION 3.09    Litigation and Claims......................................9
SECTION 3.10    Employees and Employee Plans...............................9
SECTION 3.11    No Brokers................................................10
SECTION 3.12    Absence of Certain Changes................................10
SECTION 3.13    Absence of Undisclosed Liabilities........................10
SECTION 3.14    Title to Properties and Related Matters...................10
SECTION 3.15    Fairness Opinion..........................................11

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF ISPH

SECTION 4.01    Organization..............................................11

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

SECTION 4.02    Capitalization............................................11
SECTION 4.03    Authority Relative to this Agreement......................11
SECTION 4.04    Consents and Approvals; No Violation......................11
SECTION 4.05    Proxy Statement...........................................12
SECTION 4.06    No Current Intention to Sell Company......................12
SECTION 4.07    No Knowledge of Breach or Inaccuracy......................12

                                   ARTICLE V
                                   COVENANTS

SECTION 5.01    Certain Actions Pending Merger............................13
SECTION 5.02    Proxy Statement...........................................14
SECTION 5.03    Stockholders' Meeting.....................................15
SECTION 5.04    Reasonable Efforts........................................16
SECTION 5.05    Inspection of Records.....................................16
SECTION 5.06    Notification of Certain Matters...........................16
SECTION 5.07    Public Announcements......................................17
SECTION 5.08    Indemnification by Surviving Corporation..................17

                                  ARTICLE VI
                            CONDITIONS TO EACH PARTY'S
                          OBLIGATION TO EFFECT THE MERGER

SECTION 6.01    Stockholder Approval of Agreement........................18
SECTION 6.02    Certain Proceedings......................................19

                                  ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF ISPH

SECTION 7.01    Representations and Warranties True......................19
SECTION 7.02    Performance of Obligations...............................19

                                 ARTICLE VIII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

SECTION 8.01    Representations and Warranties True......................20
SECTION 8.02    Performance of Obligations...............................20

                                  ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01    Termination..............................................20
SECTION 9.02    Effect of Termination....................................21
SECTION 9.03    Amendment................................................21
SECTION 9.04    Extension; Waiver........................................21

                                   ARTICLE X
                              GENERAL PROVISIONS

SECTION 10.01    Non-Survival of Representations, Warranties and
                  Agreements.............................................22
SECTION 10.02    Expenses................................................22
SECTION 10.03    Notices.................................................22
SECTION 10.04    Definitions and Usage...................................23
SECTION 10.05    Accounting Terms........................................25
SECTION 10.06    Disclosure Schedules....................................25
SECTION 10.07    Severability............................................25
SECTION 10.08    Entire Agreement; Assignment............................25
SECTION 10.09    Parties in Interest.....................................25
SECTION 10.10    Specific Performance....................................26
SECTION 10.11    Governing Law...........................................26
SECTION 10.12    Headings................................................26
SECTION 10.13    Counterparts............................................26
SECTION 10.14    Construction............................................26
SECTION 10.15    No Pecuniary Interest...................................26

                            INDEX OF DEFINED TERMS


Adverse Company Board Recommendation...............16
Agreement...........................................1
Balance Sheet.......................................9
beneficial owner...................................24
business day.......................................25
Cap  19
Certificate.........................................4
Certificate of Merger...............................2
Charitable Organization............................25
Closing.............................................2
Closing Date........................................2
Code.............................................. 25
Company.............................................1
Company Common Stock................................1
Company Disclosure Schedules.......................26
Company Equity Plans................................6
Company Meeting....................................16
Company Plans......................................10
Company Preferred Stock.............................1
Company Reports.....................................9
Company Stock Option Plans..........................5
Company Stock Plans.................................6
DGCL............................................... 1
Dissenting Shares...................................6
Effective Time......................................2
ERISA..............................................10
Exchange Act........................................8
Exchange Fund.......................................4
GAAP...............................................10
Governmental Entity................................10
including..........................................25
ISPH................................................1
ISPH Stock..........................................1
Knowledge..........................................26
Liens...............................................8
Majority Stockholder................................1
Majority Stockholder Shares.........................1
Majority-of-Minority Condition.....................20
Material Adverse Effect............................25
Merger..............................................1
Merger Consideration................................4
Option..............................................5
Option Spread.......................................6
Options.............................................5
Paying Agent........................................4
person.............................................26
Proxy Statement....................................16
Restricted Share....................................6
SEC.................................................9
Securities Act......................................9
Significant Subsidiary.............................26
Special Committee...................................1
Special Committee Financial Advisor................11
Subsidiary.........................................26
Surviving Corporation...............................2
Transaction Statement..............................16
Voting Agreement....................................2

                         AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2002 (this "Agreement"), is by and between International Specialty Products Inc., a Delaware corporation (the "Company") and International Specialty Products Holdings Inc., a Delaware corporation ("ISPH").


                                   RECITALS


          WHEREAS, the Company has authority to issue (i) 300,000,000 shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), 65,105,602 of which were outstanding as of November 6, 2002, and (ii) 20,000,000 shares of Preferred Stock (the "Company Preferred Stock"), none of which are outstanding;

          WHEREAS, Samuel J. Heyman, an individual (the "Majority Stockholder"), is the "beneficial owner" (as defined in Section 10.04) of 52,328,040 shares of Company Common Stock, representing approximately 80.4% of the Company Common Stock (the "Majority Stockholder Shares"), and all of the 3,000 outstanding shares of common stock, par value $0.001 per share (the "ISPH Stock"), of ISPH;

          WHEREAS, ISPH is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

          WHEREAS, the Majority Stockholder has proposed to the Board of Directors of the Company that ISPH be merged into the Company in a transaction in which shares of the Company beneficially owned by persons other than the Majority Stockholder at the time of the merger will be converted into the right to receive $10.30 per share in cash;

          WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company and the Board of Directors of the Company (with the Majority Stockholder and Sunil Kumar abstaining) each has determined that it is fair to, and in the best interests of, the Company and the holders of Company Common Stock to consummate the merger (the "Merger") of ISPH with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

          WHEREAS, the Board of Directors of ISPH has approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

          WHEREAS, the Majority Stockholder has agreed, pursuant to a Voting Agreement (the "Voting Agreement") dated as of the date hereof, to vote or cause to be voted all shares of Company Common Stock then beneficially owned by the Majority Stockholder in favor of the adoption of the Agreement at any meeting of stockholders of the Company at which the Agreement shall be submitted for adoption and at all adjournments or postponements thereof;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

          SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Articles VI, VII and VIII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.02), ISPH shall be merged with and into the Company. As a result of the Merger, the separate existence of ISPH shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          SECTION 1.02 Effective Time; Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 9:00 a.m. New York City time on the next business day after all of the conditions set forth in Articles VI, VII and VIII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as ISPH and the Company may agree in writing (the "Closing Date"). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the DGCL. The term "Effective Time" means the date and time that the Merger shall become effective, which shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

          SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, privileges, powers and franchises of the Company and ISPH shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and ISPH shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.04 Certificate of Incorporation; Bylaws.

          (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

          (b) Bylaws. At the Effective Time, the Bylaws of ISPH as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the DGCL and the Certificate of Incorporation of the Surviving Corporation.

          SECTION 1.05  Directors and Officers.

          (a) Directors. From and after the Effective Time, the directors of the Company immediately prior to the Effective Time (other than Sanford Kaplan and those directors on the Special Committee) shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the DGCL and this Agreement.

          (b) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the DGCL and this Agreement.

                                  ARTICLE II
                           CONVERSION OF SECURITIES;
                      EXCHANGE OF CERTIFICATES; DEPOSIT;
                             DISCLOSURE SCHEDULES

          SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of ISPH Stock:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 2.04), (ii) shares of Company Common Stock that are held in the treasury of the Company or by any Subsidiary of the Company and (iii) shares of Company Common Stock then beneficially owned by the Majority Stockholder (collectively, the "Excluded Shares")) shall be converted into the right to receive from the Surviving Corporation $10.30 in cash (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a "Certificate") which immediately prior to the Effective Time represented any such share of Company Common Stock (except Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

          (b) Cancellation of Excluded Shares. The Excluded Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any consideration payable therefor (subject, in the case of any Dissenting Shares, to such rights as exist pursuant to the DGCL and Section 2.04).

          (c) Conversion of ISPH Stock. Each share of ISPH Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.001 per share (or a fraction thereof), of the Surviving Corporation.

          SECTION 2.02 Payment Procedures. (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock (other than Excluded Shares) shall represent only the right to receive the Merger Consideration, without interest.

          (b) From time to time after the Effective Time, the Surviving Corporation shall deposit, or cause to be deposited, with a bank or trust company (the "Paying Agent"), for the benefit of the holders of the Certificates, funds in such amounts as are necessary to make the payments required pursuant to this Article II in exchange for shares of Company Common Stock (other than Excluded Shares). Any cash deposited with the Paying Agent shall hereinafter be referred to as the "Exchange Fund."

          (c) As promptly as practicable after the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than Excluded Shares) transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such person upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock owned by such person. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Surviving Corporation determines are required to be deducted or withheld under the Code, or any provision of United States, state or local tax law or any foreign tax law applicable as a result of the residence, location, domicile or other facts relating to such holder. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

          (d) Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time and payment of the Merger Consideration. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving

Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section
2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

         SECTION 2.03  Company Stock Options; Company Restricted Stock Plans.

          (a) Stock Options. The Company shall take all actions necessary to provide that, at the Effective Time, each option to purchase a share of Company Common Stock (an "Option" and, collectively, the "Options") outstanding and unexercised as of the Effective Time granted pursuant to the 1991 Incentive Plan for Key Employees and Directors, the 2000 Stock Option Plan for Non-Employee Directors and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Options (collectively, the "Company Stock Option Plans") is canceled, whether or not then exercisable or vested, and in consideration of such cancellation, the Surviving Corporation shall pay to the holder of any such Option the excess (rounded to the nearest $0.01), if any, of the Merger Consideration over such Option's exercise price (the "Option Spread") multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time. All payments made pursuant to this Section 2.03(a) shall be made as soon as commercially practicable following the Effective Time, as reduced by any applicable withholding taxes and other similar charges.

          (b) Restricted Shares. The Company shall take any action necessary to cause each holder of a share of restricted Company Common Stock (a "Restricted Share") outstanding immediately prior to the Effective Time issued pursuant to a Company Stock Option Plan or any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Restricted Shares (collectively, the "Company Equity Plans" and together with the Company Stock Option Plans, the "Company Stock Plans") to surrender, immediately prior to the Effective Time, each such Restricted Share in exchange for the right to receive an amount in cash equal to the Merger Consideration, as reduced by any applicable withholding taxes and other similar charges; provided that any such cash amount shall only be payable to such holder at such time as (and to the extent that) the vesting restrictions that were applicable to the corresponding Restricted Share would have lapsed if not for the Merger.

          (c) As of the Effective Time, the Company shall use its reasonable best efforts, in consultation with ISPH, to remove, or cause to be removed from each and every plan, program, agreement or arrangement any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

          SECTION 2.04  Shares of Dissenting Stockholders. (a)
Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01(a) (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

          (b) Prior to the Effective Time, the Company shall give ISPH (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Prior to the Effective Time, the Company shall not, without prior written consent of ISPH, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

          (c) Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the DGCL, shall, to the extent not canceled at the Effective Time, be canceled.

          SECTION 2.05 Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to ISPH, except as set forth in the Company Reports, as follows:

          SECTION 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company's Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          SECTION 3.02 Capitalization. The capitalization of the Company appearing in the recitals of this Agreement is true and correct as of the date hereof. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free from preemptive rights. Except for the Options and Restricted Shares set forth in Schedule 3.02, (i) there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any equity security of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments and (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any share of Company Common Stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. Schedule 3.02 sets forth the aggregate number of shares of Company Common Stock reserved for issuance pursuant to the Options and Restricted Shares.

          SECTION 3.03 Subsidiaries. The Company Reports include a list of all persons deemed to be a material Subsidiary of the Company or of any of its Subsidiaries together with each such entity's jurisdiction of organization. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company's Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or its wholly-owned Subsidiaries free and clear of all pledges, claims, liens, charges, options, encumbrances, mortgages, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") with respect thereto, except such Liens that are described in the Company Reports.

          SECTION 3.04 Authority Relative to This Agreement. The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and the Special Committee and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of the Company and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          SECTION 3.05 Consents and Approvals; No Violation. Except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) filings with various state blue sky authorities and
(c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and ISPH are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity or any other person, the absence of which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.05, none of the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or similar governance or organizational documents of any of the Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except with respect to clauses (ii) and (iii), such violations, breaches or defaults which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06 Proxy Statement; Transaction Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.02), (ii) the Transaction Statement (as defined in Section 5.02) or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (except with respect to ISPH) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.07 SEC Documents. Each of the Company and its Subsidiaries has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since July 31, 2001 through the date hereof (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The most recent consolidated balance sheet (the "Balance Sheet") of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings or cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments and exceptions permitted by Form 10-Q).

          SECTION 3.08 Compliance with Laws. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Entity") to which it is subject, except to the extent noncompliance would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.09 Litigation and Claims. None of the Company and its Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, arbitration, investigation or controversy affecting the Company or its Subsidiaries or, to the Knowledge (as defined in Section 10.04) of the Company, threatened, nor is there any valid basis known to the Company or its Subsidiaries for any such claim, action, suit, litigation, proceeding, arbitration, investigation or controversy except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.10 Employees and Employee Plans. (a) Each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies and all other employee benefit plans, agreements, programs or other arrangements sponsored or maintained by any of the Company and its

Subsidiaries, in which present or former employees thereof participate or any of the Company and its Subsidiaries has any present or future liability (collectively, the "Company Plans") that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification.

          (b) Except as provided on Schedule 3.10, no Company Plan exists that could result in the payment to any present or former employee of any of the Company and its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any of the Company and its Subsidiaries as a result of the transaction contemplated by this Agreement.

          SECTION 3.11 No Brokers. Except pursuant to the engagement letter (a copy of which has been delivered to ISPH) between the Special Committee and Lehman Brothers Inc., financial advisor to the Special Committee (the "Special Committee Financial Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of any of the Company and its Subsidiaries.

          SECTION 3.12 Absence of Certain Changes. Since December 31, 2001, except as disclosed in the Company Reports, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of any of the Company and its Subsidiaries that has had or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.13 Absence of Undisclosed Liabilities. None of the Company and its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against or disclosed in the Company Reports filed prior to the date hereof and (b) liabilities or obligations which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.14  Title to Properties and Related Matters.

          The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory Liens securing payments not yet due, (B) such imperfections or irregularities of title and Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) such Liens that are described in the Company Reports, and (ii) is the lessee of all leasehold estates reflected in the Company Reports or acquired after the date thereof which are material to the Company's business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.15 Fairness Opinion. The Special Committee has received an opinion of the Special Committee Financial Advisor that the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than the Majority Stockholder).

                                 ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF ISPH

          ISPH hereby represents and warrants to the Company as follows:

          SECTION 4.01 Organization. ISPH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          SECTION 4.02 Capitalization. The capitalization of ISPH appearing in the recitals to this Agreement is true and correct as of the date hereof. All of the issued and outstanding shares of ISPH Stock are validly issued, fully paid and non-assessable and free from preemptive rights and all of the outstanding shares of ISPH Stock are beneficially owned by Majority Stockholder.

          SECTION 4.03 Authority Relative to this Agreement. ISPH has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ISPH and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of ISPH, no other corporate proceeding on the part of ISPH is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ISPH and constitutes a valid and binding obligation of ISPH enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of ISPH and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          SECTION 4.04 Consents and Approvals; No Violation. Except for (a) applicable requirements of the Exchange Act, (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and ISPH are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity, the absence of which would be reasonably expected to, either individually or in the aggregate, have a Material Adverse Effect on ISPH is necessary for the execution and delivery by ISPH of this Agreement or the consummation by ISPH of the transactions contemplated by this Agreement. None of the execution, delivery and performance by ISPH of this Agreement nor consummation by ISPH of the transactions contemplated hereby nor compliance by ISPH with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of ISPH, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which ISPH is a party or by which ISPH or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ISPH or any of its properties or assets, except with respect to clauses (ii) and (iii), such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on ISPH.

          SECTION 4.05 Proxy Statement. None of the information supplied or to be supplied by ISPH for inclusion in (i) the Proxy Statement, (ii) the Transaction Statement or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement, will at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to ISPH and/or Majority Stockholder) in all material respects, as to form, with the applicable requirements of the Exchange Act, and the rules and regulations thereunder.

          SECTION 4.06 No Current Intention to Sell Company. As of the date of this Agreement and to ISPH's Knowledge, the Majority Stockholder has no intention to (i) sell, transfer or otherwise dispose of the shares of the capital stock of Surviving Corporation; (ii) sell, lease, assign, transfer or otherwise dispose of all or a major portion of its assets; or (iii) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it or permit one or more other such corporations to consolidate with or merge into it, except pursuant to this Agreement; but there can be no assurance that the Majority Stockholder or the Surviving Corporation will not determine to cause such events in the future.

          SECTION 4.07 No Knowledge of Breach or Inaccuracy. Neither ISPH nor any director, officer, shareholder, employee or agent of ISPH has Knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement, except such breaches and inaccuracies as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE V
                                   COVENANTS

          SECTION 5.01  Certain Actions Pending Merger. Prior to the
Effective Time, neither the Board of Directors of the Company nor any committee thereof shall approve any action that would result in the Company or any of its Subsidiaries taking any of the following actions, except with the consent of ISPH:

          (a) a split, combination or reclassification of the outstanding shares of Company Common Stock or a declaration, set-aside or payment of any dividend payable in cash, stock or property or any distribution with respect to the outstanding shares of Company Common Stock or, a redemption, purchase or other acquisition (or agreement to redeem, purchase or otherwise acquire), directly or indirectly, any shares of Company Common Stock;

          (b) an issuance, grant or agreement to issue or grant any additional capital stock of the Company or any of its Subsidiaries or any options, warrants or rights of any kind to acquire any shares of any such capital stock or any securities convertible into or exchangeable for such capital stock or any right or security the value of which is based on the value of any such capital stock;

          (c) the entering into any agreement, understanding or arrangement with respect to the voting of its capital stock;

          (d) the incurrence of (i) any indebtedness for borrowed money or the assumption, guarantee, endorsement or any other accommodation to become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company's Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), other than in the ordinary course of business consistent with past practice, or (ii) any capital expenditures, obligations or liabilities, other than those budgeted as of the date hereof or in the ordinary course of business consistent with past practice;

          (e) the sale, transfer, mortgage, encumbrance or other disposition of any of its material properties or assets, including capital stock in any Significant Subsidiaries (as defined in Section 10.04) of the Company, to any person other than a direct or indirect wholly owned Subsidiary, or the cancellation or release of any indebtedness to any such person or any claims held by any such person, except (i) sales of inventory or immaterial assets in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

          (f) except for transactions in the ordinary course of business consistent with past practice, the making of any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly owned Subsidiary;

          (g) except for transactions in the ordinary course of business consistent with past practice, the entering into, or termination of, any material lease, contract or agreement, or making of any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

          (h) other than in the ordinary course of business consistent with past practice or as required by law or contracts in effect as of the date hereof set forth in Section 3.10 or Schedule 5.01, an increase in any manner of the wages, salaries, compensation, pension or other fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or the vesting, funding or payment of any pension or retirement allowance other than as required by any existing Company Plans to any such current or former employees, consultants or directors or the entering into, amendment, termination or commitment to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant or director or, except as expressly contemplated by this Agreement, the acceleration of the vesting, funding or payment of any compensation payment or benefit;

          (i) the settlement of any material claim, action or proceeding involving money damages or a waiver or release of any material rights or claims;

          (j) the change in its methods of accounting in effect at December 31, 2001, except as required by changes in GAAP, or a change in any of its methods of reporting material items of income and deductions for tax purposes from those employed in the preparation of the tax returns of the Company for the taxable years ending December 31, 2001 and 2000, except as required by changes in law or regulation or as set forth in the Company Disclosure Schedules;

          (k) the adoption or implementation of any amendment to its articles or certificate of incorporation, articles of association, by-laws (or similar documents) or any plan of consolidation, merger or reorganization;

          (l) the taking of any action that would, or would be reasonably likely to, result in any of the representations or warranties of the Company set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Articles VI, VII and VIII not being satisfied, except, in every case, as may be required by applicable law; or

          (m) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.01.

          SECTION 5.02 Proxy Statement. (a) ISPH and the Company shall cooperate in preparing and the Company shall, as soon as practicable, file with the SEC (after providing ISPH with a reasonable opportunity to review and comment thereon) (i) preliminary proxy materials relating to the Company Meeting (as defined in Section 5.03) (together with any amendments thereof or supplements thereto, the "Proxy Statement"), (ii) the transaction statement on
Schedule 13E-3 required by the Exchange Act (together with any amendments thereof or supplements thereto, the "Transaction Statement") and (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transaction contemplated by this Agreement and shall use its reasonable best efforts to respond to any comments of the SEC (after providing ISPH with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement and the Transaction Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company and ISPH shall promptly notify one another of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Transaction Statement or for additional information and shall supply one another with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Transaction Statement or the transactions contemplated hereby. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Transaction Statement, the Company shall promptly prepare and (if appropriate) mail to its stockholders such an amendment or supplement; provided that no such amendment or supplement will be made by the Company without providing ISPH a reasonable opportunity to review and comment thereon.

          (b) Except under the circumstances described in Section 5.03(b), the Company shall include in the Proxy Statement and the Transaction Statement the recommendation of the Company's Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company (other than the Majority Stockholder) adopt this Agreement.

          SECTION 5.03 Stockholders' Meeting. (a) The Company shall, consistent with applicable law, call and hold a meeting of its stockholders (the "Company Meeting") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors (acting upon the recommendation of the Special Committee), shall recommend to its stockholders (other than the Majority Stockholder) adoption of this Agreement, which recommendation shall, except under the circumstances described in Section 5.03(b), be contained in the Proxy Statement and the Transaction Statement.

          (b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 5.03(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby or (ii) take any other action or make any other statement in connection with the Company Meeting inconsistent with such recommendation (collectively, an "Adverse Company Board Recommendation"). Notwithstanding the foregoing, in the event that prior to the satisfaction of the conditions set forth in Section 6.01, the Special Committee determines in good faith, after receipt of advice from outside counsel, that the failure to do so would more likely than not constitute a breach of its fiduciary duties to stockholders of the Company (other than the Majority Stockholder) under applicable law, then the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation.

          (c) Notwithstanding any Adverse Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

          SECTION 5.04 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by ISPH, the Company or any of the Company's Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that ISPH and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and ISPH shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation party to this Agreement shall take all such necessary or desirable action.

          SECTION 5.05 Inspection of Records. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, stockholders, attorneys, financial advisors, accountants and other representatives of ISPH reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, (ii) furnish to ISPH and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with ISPH in its investigation of the business of the Company and its Subsidiaries. No investigation by any party, whether prior to the execution of this Agreement or pursuant to this Section 5.05, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 5.06 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

          (a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or would be reasonably likely to cause any of the conditions in Articles VI, VII and VIII not to be satisfied or to cause the satisfaction thereof to be materially delayed;

          (b) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

          (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

          (d) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party, threatened against ISPH or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not be deemed to be an amendment of this Agreement or any of the Company Disclosure Schedules, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

          SECTION 5.07 Public Announcements. ISPH and the Company shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, ISPH and the Company shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the New York Stock Exchange or any other securities exchange to which the Company is a party and, in such case, shall use their reasonable efforts to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which the parties will announce the execution of this Agreement.

          SECTION 5.08 Indemnification by Surviving Corporation. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now an officer or director of the Company against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is an officer or director of the Company (or out of any action taken by any such person on behalf of the Company), pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such director or officer of the Company seeking indemnification hereunder to the full extent permitted by law).

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance, pertaining to any matter existing or occurring on or prior to the Effective

Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Cap.

          (c) The Indemnity Agreements dated August 7, 2002 among the Company and each of the members of the Special Committee (the "Indemnification Arrangements") shall not in any way be limited by or be affected by the rights and obligations of the Company or of the directors and officers under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

          (d) This Section 5.08 shall survive the consummation of the Merger. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by the present directors or officers of the Company, as the case may be. The rights provided under this Section 5.08 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or any other agreements. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.08.

          (e) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                              ARTICLE VI
        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

          The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Effective Time of the following conditions:

          SECTION 6.01 Stockholder Approval of Agreement. This Agreement and the transactions contemplated hereby shall have been adopted by (a) the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and (b) the affirmative vote of at least majority of the shares of Company Common Stock cast either for or against the adoption of this Agreement (excluding the Majority Stockholder Shares and any shares of Company Common Stock held beneficially or of record by any officers or directors of

ISPH or the Company) (the affirmative vote described in this clause (b), the "Majority-of-Minority Condition").

          SECTION 6.02 Certain Proceedings. No preliminary or permanent injunction or restraining order or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated by this Agreement (each party agreeing to use its reasonable efforts (as set forth in Section 5.04) to have any such injunction or restraining order or other order, decree or ruling lifted) and no action, suit, claim or proceeding by a Governmental Entity before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or which otherwise questions the validity or legality of any such transaction, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the relevant party, are unlikely to result in an adverse judgment.

                                ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF ISPH

          The obligation of ISPH to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

          SECTION 7.01 Representations and Warranties True. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect; and ISPH shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          SECTION 7.02 Performance of Obligations. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and ISPH shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                                ARTICLE VIII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

          The obligation of the Company under this Agreement to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

          SECTION 8.01 Representations and Warranties True. The representations and warranties of ISPH contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect; and the Company shall have received a certificate signed on behalf of ISPH by the chief executive officer of ISPH to such effect.

          SECTION 8.02 Performance of Obligations. ISPH shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ISPH by the chief executive officer of ISPH to such effect.

                                ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and ISPH;

          (b) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if the Merger shall not have been consummated on or before May 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of a termination by ISPH) or ISPH (in the case of a termination by the Company), which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 9.01(c); provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.01, 7.02, 8.01 or 8.02, as applicable;

          (e) by either the Company (provided that such termination has been approved by the Special Committee) or ISPH, if the Company Meeting shall have been held and the holders of Company Common Stock shall have failed to adopt this Agreement by the vote specified in Section 6.01(a) and 6.01(b) at such meeting (including any adjournment or postponement thereof in accordance with applicable law); provided that ISPH shall not have the right to terminate this Agreement under this Section 9.01(e) if Majority Stockholder has failed to comply with its obligation to vote in favor of the Merger pursuant to the Voting Agreement delivered by it in connection with the execution and delivery of this Agreement; or

          (f) by ISPH if the Special Committee or the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have made an Adverse Company Board Recommendation.

          SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either ISPH or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Majority Stockholder, ISPH, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them, as the case may be, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.02, 9.04 and Article X shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, none of Majority Stockholder, ISPH or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages.

          SECTION 9.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by ISPH and the Company (acting upon approval by the Special Committee) at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval (including the Majority-of-Minority Condition). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, subject to compliance with applicable law, ISPH and the Company (acting upon approval by the Special Committee) may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto for its benefit, (b) waive any inaccuracies in the representations and warranties of the other parties for its benefit contained herein or in any document delivered pursuant hereto, (c) waive any rights contained herein for the waiving party's benefit and (d) waive compliance with any of the agreements or conditions contained herein for the waiving party's benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE X
                              GENERAL PROVISIONS

          SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Section 5.08 shall survive the Effective Time indefinitely, and those set forth in Section 9.02 and 9.04 and this Article X shall survive termination indefinitely.

          SECTION 10.02 Expenses. Except as otherwise provided in this Section 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The cost of preparing, printing and mailing the Proxy Statement and the Transaction Statement shall be borne by the Company.

          SECTION 10.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 10.03):

                  if to ISPH:

                  c/o International Specialty Products Holdings Inc. 1361 Alps Road
                  Wayne, NJ 07470
                  Telecopy:   (973) 628-3229
                  Attention:  Samuel J. Heyman

                  with copies to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Telecopy:   (212) 455-2502
                  Attention:  Maripat Alpuche, Esq.

                  if to the Company:

                  c/o International Specialty Products Inc.

                  1361 Alps Road
                  Wayne, NJ 07470
                  Telecopy:   (973) 628-3229
                  Attention:  Richard A. Weinberg, Esq.

                              Special Committee Members:

                              Robert Englander
                              Burt Manning
                              Alan Meckler

                  with a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, NY  10019-6099
                  Telecopy:   (212) 728-2000
                  Attention:  William J. Grant, Jr.
                              Michael A. Schwartz

          SECTION 10.04 Definitions and Usage. (a) For purposes of this Agreement, the term:


          (i) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares, as determined pursuant to Rule 13d-3 under the Exchange Act, except that, for purposes of this Agreement and the Voting Agreement, the term shall exclude (x) shares which are held by, or for the account of, a Charitable Organization and (y) shares which are deemed beneficially owned pursuant to Rule 13d-3 solely because of the operation of Rule 13d-3(d)(1)(i)(A);

          (ii) "business day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York;

          (iii) "Charitable Organization" means a person that is recognized as tax exempt pursuant to Section 501(c)(3) of the Code;

          (iv) "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto;

          (v) "including" means including, without limitation;

          (vi) "Material Adverse Effect" means,

               (A) with respect to the Company, any changes or effects that individually or in the aggregate (1) are or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) could reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

               (B) with respect to ISPH, any effect that would prevent or materially impair or delay the ability of ISPH to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

          provided, however, that Material Adverse Effect shall not be deemed to include the impact of changes in general economic conditions, or the occurrence of other events or developments affecting the specialty chemical manufacturing business generally except to the extent that such changes, events or developments have an adverse effect on the Company and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities;

          (vii) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (viii) "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be deemed a Subsidiary or a Significant Subsidiary of Majority Stockholder.

          A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

          (b) A fact, event, circumstance or occurrence shall be within a person's "Knowledge" if, with respect to the Company or any of its Subsidiaries, such fact, event, circumstance or occurrence is or was actually known by any of the Company's or the relevant Subsidiary's executive officers or directors, or, with respect to ISPH, such fact, event or circumstance or occurrence is or was actually known by any of ISPH's executive officers or directors.

          (c) The symbol "$" and the word "dollar" or "dollars" shall refer to the lawful currency of the United States of America.

          SECTION 10.05 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

          SECTION 10.06 Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to ISPH schedules (the "Company Disclosure Schedules") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Article III or to one or more of the Company's covenants contained in Sections 5.01; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company. Matters disclosed in any particular section of the Company Disclosure Schedules shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

          SECTION 10.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.08 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedules, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, which shall not be unreasonably withheld, except that ISPH may assign all or any of its rights and obligations hereunder to any wholly-owned Subsidiary of ISPH or entity wholly-owned by Majority Stockholder.

          SECTION 10.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article II and Section
5.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          SECTION 10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 10.14 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

          SECTION 10.15 No Pecuniary Interest. The parties hereto acknowledge that the Majority Stockholder has disclaimed any pecuniary interest in the Company Common Stock in excess of his interests in certain limited partnership and limited liability company entities that own shares of Company Common Stock.

                                  * * * * *

                 (remainder of page intentionally left blank)

          IN WITNESS WHEREOF, the Company and ISPH have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 INTERNATIONAL SPECIALTY
                                 PRODUCTS INC.



                                 By:  /s/ Richard A. Weinberg
                                     ----------------------------------------
                                     Name:   Richard A. Weinberg
                                     Title:  Executive Vice President
                                               and General Counsel




                                  INTERNATIONAL SPECIALTY
                                  PRODUCTS HOLDINGS INC.



                                  By:  /s/ Sunil Kumar
                                     ----------------------------------------
                                     Name:   Sunil Kumar
                                     Title:  President and Chief Executive
                                               Officer